UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 14, 2021

Date of Report (Date of earliest event reported)

Roth CH Acquisition II Co.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39282	83-3584204
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

888 San Clemente Drive, Suite 400 Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 720-5700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ROCC	The Nasdaq Stock Market LLC
Warrants	ROCCW	The Nasdaq Stock Market LLC
Units	ROCCU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On April 14, 2021, Roth CH Acquisition II Co., a Delaware corporation (“ROCC”), Roth CH II Merger Sub Corp., a Delaware corporation (“Merger Sub”) and Reservoir Holdings, Inc., a Delaware corporation (“Reservoir”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the merger described below and the other transactions contemplated by the Merger Agreement (together with such merger, the “Transactions”), are summarized below. Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings given to them in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, a business combination between ROCC and Reservoir will be effected through the merger of Merger Sub with and into Reservoir (the “Merger”), with Reservoir surviving the Merger as a wholly owned subsidiary of ROCC (Reservoir, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”).

Immediately prior to the effective time of the Merger (the “Effective Time”), each share of Series A preferred stock of Reservoir, par value $0.00001 per share (“Company Preferred Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically converted immediately prior to the Effective Time into a number of shares of common stock of Reservoir, par value $0.00001 per share (“Company Common Stock”), at the then-effective conversion rate as calculated pursuant to the Company Charter (as defined in the Merger Agreement) (the “Company Preferred Stock Conversion”). The Company Preferred Stock Conversion will be contingent on the occurrence of the Effective Time. All of the shares of Company Preferred Stock converted into shares of Company Common Stock pursuant to the Company Preferred Stock Conversion will no longer be outstanding and will cease to exist, and each holder of Company Preferred Stock will thereafter cease to have any rights with respect to such shares of Company Preferred Stock.

At the Effective Time (and, for the avoidance of doubt, following the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of ROCC, Merger Sub, Reservoir or the holders of any of the securities thereof:

a)	each share of Company Common Stock (including Company Common Stock resulting from the Company Preferred Stock Conversion, the “As-Converted Preferred Stock”) that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be canceled and converted into the right to receive the Per Share Merger Consideration (as defined in the Merger Agreement);
b)	each share of Company Common Stock held in the treasury of Reservoir immediately prior to the Effective Time (the “Excluded Shares”), if any, will be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto;
c)	each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation; and
d)	each Company Option (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will be converted into an option to purchase a number of shares of common stock of ROCC, par value $0.0001 per share (“ROCC Common Stock”) (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (as further described in the Merger Agreement).

For purposes of the foregoing:

“Effective Time Enterprise Valuation” means $637,462,160, plus (a) the amount of the purchase price paid or payable in respect of all Interim Acquisitions (excluding any portion of such purchase price consisting of an earn-out or contingent payment) and minus (b) the aggregate amount of all Permitted Acquisition Indebtedness.

“Exchange Ratio” means an amount equal to the quotient of the Total Consideration Share Amount divided by the Fully Diluted Participating Share Number (as defined in the Merger Agreement).

“Interim Acquisition” means any acquisition by Reservoir or its subsidiaries, whether through a single transaction or a series of related transactions, of (a) a majority of the voting equity securities or other controlling ownership interest in another person whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (b) assets of another person which constitute all or substantially all of the assets of such person or of a division, line or business unit of such person or (c) any equity securities, interests or assets that would be reflected in the Company’s consolidated financial statements in accordance with GAAP, in each case, in connection with Reservoir’s business and after February 15, 2021 and prior to the Effective Time.

“Per Share Merger Consideration” means a number of shares of ROCC Common Stock equal to the Exchange Ratio.

“Permitted Interim Acquisition Indebtedness” means the aggregate amount of all indebtedness incurred by Reservoir in connection with any Interim Acquisition (as defined in the Merger Agreement) in an amount not to exceed $150,000,000.

“Total Consideration” means the (a) Effective Time Enterprise Valuation plus (b) the Total Company Exercise Prices (as defined in the Merger Agreement) minus (c) the Closing Net Indebtedness (as defined in the Merger Agreement).

“Total Consideration Share Amount” means a number of shares of ROCC Common Stock equal to (a) the Total Consideration divided by (b) $10.00.

Pursuant to the terms of the Merger Agreement, ROCC is required to take all actions that are necessary or desirable to cause the shares of ROCC Common Stock to be issued as Per Share Merger Consideration in connection with the Merger and the other Transactions to be listed on the Nasdaq Capital Market (“Nasdaq”) prior to the closing of the Merger (the “Closing”).

Proxy Statement and Stockholder Meeting

As promptly as reasonably practicable, but in no event more than five business days after ROCC’s receipt of required financial statements ROCC will, in consultation with Reservoir, prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of ROCC soliciting proxies from such stockholders to obtain the requisite approval of the stockholders of ROCC (the “ROCC stockholder approval”). On the date that ROCC first files the Proxy Statement with the SEC, ROCC shall file a registration statement on Form S-1 (or other applicable form) with respect to the resale of (i) ROCC Common Stock issuable pursuant to the PIPE Financing (as defined in the Merger Agreement) and (ii) the aggregate Per Share Merger Consideration issuable pursuant to the Merger Agreement (such registration statement, the “Registration Statement”).

ROCC will include provisions in the Proxy Statement with respect to (i) approval of the Business Combination (as defined in the ROCC Amended and Restated Certificate of Incorporation) and the adoption and approval of the Merger Agreement (the “Transaction Proposal”), (ii) approval of ROCC’s amended and restated charter to change its name, removing those provisions applicable to a special purpose acquisition company and certain other modifications (the “ROCC A&R Charter”) (the “Amendment Proposal”), including each such change to the ROCC A&R Charter that is required to be separately approved, (iii) approval and adoption of the Reservoir Media, Inc. 2021 Omnibus Incentive Plan (the “Equity Compensation Plan”) (the “Equity Compensation Plan Proposal”), (iv) to the extent required by the Nasdaq listing rules, approval of the issuances of the aggregate Per Share Merger Consideration together with the ROCC Common Stock to be issued pursuant to the Subscription Agreements (the “Nasdaq Proposal”), (v) approval of the election of each of the directors nominated to comprise the board of directors of ROCC following the Business Combination (the “Election of Directors Proposal”), (vi) adjournment of the stockholders’ meeting (the “Adjournment Proposal”) and (vii) approval of any other proposals reasonably agreed by ROCC and Reservoir to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the Equity Compensation Plan Proposal, the Nasdaq Proposal, the Election of Directors Proposals and the Adjournment Proposal, the “Voting Matters”).

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) organization, qualification and standing, (b) authority and enforceability, (c) capitalization, (d) financial statements, (e) absence of certain developments, (f) compliance with law, (g) title to properties, (h) taxes, (i) intellectual property, (j) employee matters, (k) litigation, (l) material contracts, (m) related party transactions and (n) regulatory matters.

The Merger Agreement includes customary covenants of the parties with respect to operation of the business prior to consummation of the Transactions and efforts to satisfy conditions to consummation of the Transactions. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for ROCC and Reservoir to use reasonable best efforts to obtain all necessary regulatory approvals.

Equity Compensation Plan

Prior to the Closing, ROCC will adopt the Equity Compensation Plan subject to the receipt of the ROCC stockholder approval.

Exclusivity Restrictions

From the date of the Merger Agreement until the earlier of the Effective Time or the valid termination of the Merger Agreement, each of ROCC and Reservoir has agreed not to, among other things, encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any person concerning any Alternative Transaction (as defined in the Merger Agreement), take any other action intended or designed to facilitate the efforts of any person relating to a possible Alternative Transaction or approve, recommend or enter into any Alternative Transaction.

ROCC Change in Recommendation

ROCC is required to include in the Proxy Statement the recommendation of ROCC’s board of directors to ROCC’s stockholders that they approve the Voting Matters (the “ROCC board recommendation”). ROCC is not permitted to change the ROCC board recommendation (such change, a “ROCC change in recommendation”).

Conditions to Closing

General Conditions

The obligation of the parties to consummate the Merger is conditioned on, among other things, the satisfaction or waiver (if permissible under applicable law) by ROCC and Reservoir of the following conditions, (a) the receipt of the ROCC stockholder approval; (b) absence of any law or order which (i) is in effect and (ii) has the effect of preventing, prohibiting, enjoining or making illegal, the consummation of the Transactions (a “Closing Legal Impediment”); (c) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the Transactions will have expired or been terminated; (d) after giving effect to all redemptions of ROCC Common Stock pursuant to the Offer (as defined in the Merger Agreement), the net tangible assets held by ROCC shall be equal to at least $5,000,001; (e) the Offer will have been completed in accordance with the terms of the Merger Agreement and the Proxy Statement; (f) the ROCC Common Stock to be issued in the Merger and pursuant to the Subscription Agreements (as defined below) shall have been approved for listing on the Nasdaq Capital Market; (g) the PIPE Financing has been consummated pursuant to the Subscription Agreements; (h) the Debt Refinancing (as described below) (or, applicable, receipt of the requisite lender approval under Reservoir’s existing credit facility) shall have been consummated or will be concurrently consummated with the Closing; and (i) either (A) the Registration Statement shall have been declared effective by the SEC or (ii) ROCC shall have been telephonically advised by the staff of the SEC that it will grant ROCC’s request to accelerate the effectiveness of the Registration Statement.

ROCC and Merger Sub Conditions to Closing

The obligations of ROCC and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by ROCC (where permissible) of the following additional conditions:

●	The (i) Fundamental Representations (as defined in the Merger Agreement) are true and correct in all material respects at and as of the Closing Date as though such Fundamental Representations were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent of changes or developments contemplated by the terms of the Merger Agreement and (ii) representations and warranties set forth in Article III of the Merger Agreement (other than the Fundamental Representations), without giving effect to materiality, Material Adverse Effect (as defined in the Merger Agreement) or similar qualifications, are true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent (A) of changes or developments contemplated by the terms of the Merger Agreement or (B) the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Reservoir Representation Condition”).
●	Reservoir shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the consummation of the Reservoir Merger (the “Reservoir Covenant Condition”).
●	There has been no event that is continuing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Reservoir MAE Condition”).

●	Reservoir shall have delivered to ROCC a certificate, dated the Closing Date, signed by the chief executive officer or the chief financial officer of Reservoir, certifying as to the satisfaction of the Reservoir Representation Condition, the Reservoir Covenant Condition and the Reservoir MAE Condition (as it relates to Reservoir).
●	Reservoir shall have executed and delivered to ROCC a counterpart signature page to each Transaction Document (as defined in the Merger Agreement).

Reservoir Conditions to Closing

The obligations of Reservoir to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

●	The representations and warranties of ROCC and Merger Sub Corp set forth in the Merger Agreement are true and correct in all material respects, as of its date and as of the Closing Date, except (i) to the extent of changes or developments contemplated by the terms of the Merger Agreement or (ii) for such representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) (the “ROCC Representation Condition”).
●	Each of ROCC and Merger Sub Corp, respectively, shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing (the “ROCC Covenant Condition”).
●	There has been no event that is continuing that would individually, or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect (the “ROCC MAE Condition”).
●	ROCC shall have delivered to Reservoir a certificate, dated the Closing Date, signed by an authorized officer of ROCC, certifying as to the satisfaction of the ROCC Representation Condition, the ROCC Covenant Condition and the ROCC MAE Condition.
●	Each of ROCC, Merger Sub, Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC have executed and delivered to the Company a counterpart signature page to each of the Transaction Documents to which it is a party.
●	All members of the ROCC’s board of directors and all officers of ROCC will have executed written resignations effective as of the Effective Time.
●	The Post-Closing Directors (as defined in the Merger Agreement) will have been appointed to the board of ROCC effective as of the Closing.
●	ROCC’s certificate of incorporation will have been amended and restated in the form of the ROCC A&R Charter.
●	Except for shares of ROCC Common Stock issued pursuant to the Subscription Agreements, from the date of this Agreement through the Closing, no shares of ROCC Common Stock will have been issued to any person.
●	Reservoir shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP dated as of the Closing Date to the effect that, on the basis of the facts and representations and assumptions set forth or referred to in such opinion and the Tax Representation Letters (as defined in the Merger Agreement), for U.S. federal income Tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
●	The Available Closing Date Total Cash shall be equal to or greater than $125,000,000 (the “Minimum Cash Condition”).

Termination

The Merger Agreement may be terminated at any time as follows:

(a)	By ROCC or Reservoir, if (i) ROCC and Reservoir provide mutual written consent; (ii) the Merger does not occur on or before October 14, 2021 (the “Outside Date”) (provided, however, that the right to terminate the Merger Agreement under the clause described in this section (ii) will not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement; (iii) if any Closing Legal Impediment is in effect and has become final and nonappealable; or (iv) if the ROCC stockholder approval is not obtained at the ROCC stockholder meeting.

(c)	By Reservoir upon written notice to ROCC, (i) in the event of a breach of any representation, warranty, covenant or agreement on the part of ROCC or Merger Sub, such that the conditions specified in Section 8.3(a) or Section 8.3(b) of the Merger Agreement would not be satisfied at the Closing, and which, (1) with respect to any such breach that is capable of being cured, is not cured by ROCC or Merger Sub within 30 days after receipt of written notice thereof, or (2) is incapable of being cured prior to the Outside Date; provided, that Reservoir will not have the right to terminate the Merger Agreement if it is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement such that the conditions specified in Section 8.3(a) or Section 8.3(b) of the Merger Agreement would not be satisfied at the Closing; (ii) if ROCC’s covenants to (1) obtain and deliver the approval of the Merger Agreement and the Transactions as the sole stockholder of Merger Sub or (2) take certain efforts to consummate the Merger and the other Transactions, in each case, are not timely performed; or (iii) in the event of a ROCC change in recommendation.
(d)	By ROCC upon written notice to Reservoir, in the event of a breach of any representation, warranty, covenant or agreement on the part of Reservoir, such that the conditions specified in Section 8.2(a) or Section 8.2(b) of the Merger Agreement would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Reservoir within 30 days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that ROCC will not have the right to terminate the Merger Agreement if it is then in breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or if Reservoir has filed (and is then pursuing) an action seeking specific performance.

Contemporaneously with the execution of the Merger Agreement, the holders of 100% of the Company Common Stock and the Company Preferred Stock provided their unanimous written consent pursuant to which such holders approved the Company Preferred Stock Conversion, the Merger Agreement and the Transactions, including the Merger, in accordance with applicable law and the Company’s organizational documents.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement filed with this Current Report on Form 8-K. The Merger Agreement is included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about ROCC, Reservoir or the other parties thereto. In particular, the assertions embodied in representations and warranties by Reservoir, ROCC and Merger Sub contained in the Merger Agreement are qualified by information in the disclosure letter provided by the parties in connection with the signing of the Merger Agreement. This disclosure letter contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Reservoir, ROCC and Merger Sub.

Acquiror Support Agreement

Contemporaneously with the execution of the Merger Agreement, certain holders of the ROCC Common Stock (the “ROCC Insiders”) entered into the Acquiror Support Agreement, pursuant to which such holders agreed, among other things, to vote their shares of ROCC Common Stock to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

The foregoing description of the Acquiror Support Agreement is qualified in its entirety by reference to the full text of the Acquiror Support Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Lockup Agreement

Contemporaneously with the execution of the Merger Agreement, ROCC, Reservoir stockholders and certain officers of Reservoir (such Reservoir stockholders and officers, the “Lockup Parties”) have entered into a Lockup Agreement (the “Lockup Agreement”), pursuant to which each Lockup Party has agreed to transfer restrictions that apply to any shares of ROCC Common Stock received by such Lockup Party as Per Share Merger Consideration, any shares of ROCC Common Stock issuable upon the exercise of options to purchase shares of ROCC Common Stock held by such Lockup Party immediately after the Effective Time and any securities convertible into or exercisable or exchangeable for ROCC Common Stock held by a Lockup Party immediately after the Effective Time (collectively, the “Covered Shares”). Each Lockup Party has agreed that it will not, directly or indirectly, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of (i) fifty percent (50%) of the Covered Shares owned by such Lockup Party during the period beginning on the Effective Time and ending on the date that is the earlier of (1) 180 days after the date of the Closing and (2) the date on which the closing price of the shares of ROCC Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing after the Closing and (ii) the remaining 50% of the Covered Shares owned by such Lockup Party during the period beginning on the Effective Time and ending on the date that is 180 days after the date of the Closing, in each case, subject to certain exceptions set forth in the Lockup Agreement. The Lockup Agreement will become effective upon the consummation of the Merger.

The foregoing description of the Lockup Agreement is qualified in its entirety to the full text of the Lockup Agreement, a copy of which is included as Exhibit 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

PIPE Subscription Agreements and PIPE Registration Rights Agreements

In connection with the proposed Merger, ROCC has entered into subscription agreements (“Subscription Agreements”) with certain accredited investors (each a “Subscriber”) to purchase shares of ROCC Common Stock which will be issued in connection with the Closing (the “PIPE Shares”), for an aggregate cash amount of $150,000,000 at a purchase price of $10.00 per share, in a private placement (the “PIPE”). Certain offering related expenses are payable by ROCC, including customary fees payable to the placement agents, Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC aggregating approximately $5.8 million. The purpose of the sale of the PIPE Shares is to raise additional capital for use in connection with the Merger and to satisfy the Minimum Cash Condition.

The PIPE Shares are identical to the shares of ROCC Common Stock that will be held by ROCC’s public stockholders at the time of the Closing, other than the PIPE Shares will not be entitled to any redemption rights and will not be registered with the SEC at the time of the Closing.

The closing of the sale of PIPE Shares (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Merger. The PIPE Closing will occur on the date of, and immediately prior to, the consummation of the Merger. The PIPE Closing will be subject to customary conditions, including:

●	the PIPE Shares shall have been approved for listing on the Nasdaq Capital Market;
●	all representations and warranties of ROCC and the Subscriber contained in the relevant Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined in the Subscription Agreements)), which representations and warranties shall be true in all respects) at, and as of, the PIPE Closing; and
●	as of the Closing Date, there has been no material adverse change in the business, properties, financial condition, stockholders’ equity or results of operations of ROCC and its subsidiaries taken as a whole since the date of the Subscription Agreement (other than (i) the election by holders of the ROCC Common Stock to exercise redemption rights in connection with the special meeting of ROCC’s stockholders to approve the Merger).
●	all conditions precedent to the Closing of the Merger, including the receipt of the ROCC stockholder approval and the acceleration of the effectiveness of the Registration Statement shall have be advised by the staff of the SEC, shall have been satisfied or waived.

Each Subscription Agreement will terminate upon the earlier to occur of (w) such date and time as the Merger Agreement is terminated in accordance with its terms, (x) upon the mutual written agreement of each of the parties to the Subscription Agreement, (y) any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing and, as a result thereof, the transactions contemplated by the Subscription Agreement are not consummated at the PIPE Closing or (z) October 13, 2021.

Pursuant to the PIPE Registration Rights Agreement, ROCC agreed to file (at ROCC’s sole cost and expense) a registration statement registering the resale of the shares of common stock to be purchased in the private placement (the “PIPE Resale Registration Statement”) with the Securities and Exchange Commission (the “SEC”) no later than the 15th calendar day following the date ROCC first files the Proxy Statement with the SEC. ROCC will use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective no later than the 60th calendar day following the Closing Date (or, in the event the SEC notifies ROCC that it will “review” the PIPE Resale Registration Statement, the 90th calendar day following the Closing Date) (the “Effectiveness Date”).

The foregoing descriptions of the Subscription Agreements and the PIPE Registration Rights Agreement are qualified in their entirety by reference to the full text of the Form of the Subscription Agreement and the PIPE Registration Rights Agreement, copies of which are included as Exhibits 10.3 and 10.4, respectively, to this Current Report on Form 8-K, and incorporated herein by reference.

Stockholders Agreement

In connection with the execution of the Merger Agreement, ROCC entered into a stockholders agreement (the “Stockholders Agreement”) with CHLM Sponsor-1 LLC (the “Sponsor”) and Reservoir. The Stockholders Agreement will become effective upon the consummation of the Merger. Pursuant to the terms of the Stockholders Agreement, for a period of two years following the Closing, ROCC will be obligated to nominate an individual for election to ROCC’s board of directors that is mutually selected by the Sponsor and Reservoir (the “Mutual Designee”). The initial Mutual Designee is Adam Rothstein.

Amended and Restated Registration Rights Agreement

In connection with the execution of the Merger Agreement, ROCC entered into an amended and restated registration rights agreement (the “Amended RRA”) with the ROCC Insiders and the holders of all of Reservoir’s common stock (“Reservoir Stockholders”). The Amended RRA will become effective upon the consummation of the Merger. Pursuant to the terms of the Amended RRA, ROCC has agreed to grant to the Reservoir Stockholders the same rights to registration of the shares of ROCC Common Stock to be received by them in the Merger as the ROCC Insiders were granted in connection with ROCC’s initial public offering in December 2020.

A copy of the Amended RRA is filed with this Current Report on Form 8-K as Exhibit 10.7 and is incorporated herein by reference. The foregoing description of the Amended RRA is qualified in its entirety by reference to the full text of the Amended RRA filed with this Current Report on Form 8-K.

Debt Refinancing

In connection with the Merger Agreement, Reservoir Media Management Inc. (“RMM”), a wholly-owned subsidiary of Reservoir, entered into a Debt Commitment Letter (the “Debt Commitment Letter”), dated as of April 14, 2021, with Truist Bank and Truist Securities, Inc. (the “Lead Arranger” and, together with Truist Bank, “Truist”). Pursuant to and subject to the terms of the Debt Commitment Letter, Truist has committed to arrange and underwrite the refinancing of RMM’s existing senior secured revolving credit facility in an aggregate amount of up to $248,750,000 (the “Debt Refinancing”). The Debt Refinancing will be used, among other things, (i)  to refinance RMM’s existing senior secured revolving credit facility, (ii)  to pay fees, commissions and expenses in connection with the foregoing and (iii) for other general corporate purposes. The availability of the Debt Refinancing is subject to limited conditions precedent, customary for financings of transactions comparable to the Merger. The Debt Commitment Letter terminates automatically on October 14, 2021.

The documentation governing the Debt Refinancing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Refinancing may differ from those described herein, including differences as a result of market conditions. A copy of the Debt Commitment Letter is filed with this Current Report on Form 8-K as Exhibit 10.7 and is incorporated herein by reference. The foregoing description of the Debt Commitment Letter is qualified in its entirety by reference to the full text of the Debt Commitment Letter filed with this Current Report on Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K under the heading “PIPE Subscription Agreements and PIPE Registration Rights Agreements” is incorporated by reference herein. The PIPE Shares that may be issued in connection with the Subscription Agreements will not be registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01.	Regulation FD Disclosure.

On April 14, 2021, ROCC and Reservoir issued a joint press release announcing the execution of the Merger Agreement and announcing that ROCC will make available an audio webinar discussing the proposed transaction. A copy of the press release and a transcript of such audio webinar, are attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference. Such exhibits and the information set forth therein shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, or the Exchange Act.

Attached as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference is the form of presentation to be used by ROCC in presentations for certain of ROCC’s securityholders and other persons. Such exhibits and the information set forth therein shall not be deemed to be filed for purposes of Section 18 of the Exchange Act, or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act.

Additional Information

In connection with the proposed Merger, ROCC intends to file with the SEC the Proxy Statement for the stockholders of ROCC. ROCC urges investors, stockholders and other interested persons to read, when available, the preliminary proxy statement as well as other documents filed with the SEC because these documents will contain important information about ROCC, Reservoir and the Merger. A definitive proxy statement will be mailed to stockholders of ROCC as of a record date to be established for voting on the Merger. Stockholders will also be able to obtain a copy of the proxy statement, without charge by directing a request to: Roth CH Acquisition II Co., 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. The preliminary and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

ROCC and Reservoir and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the Proposed Transactions under the rules of the SEC. Information about the directors and executive officers of ROCC is set forth in ROCC’s Prospectus relating to its initial public offering (the “IPO Prospectus”), which was filed with the SEC on December 14, 2020. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the Proposed Transactions will be set forth in the proxy statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of ROCC or Reservoir, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

This Current Report on Form 8-K and the attachments hereto contain forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the Proposed Transactions, the anticipated benefits of the Proposed Transactions, and the financial condition, results of operations, earnings outlook and prospects of ROCC and/or Reservoir and may include statements for the period following the consummation of the Proposed Transactions. In addition, any statements that refer to projections (including EBITDA, adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of ROCC and Reservoir as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to those discussed and identified in public filings made with the SEC by ROCC and the following:

•	expectations regarding Reservoir’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Reservoir’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against ROCC or Reservoir following announcement of the Merger Agreement and the transactions contemplated therein;

•	the inability to complete the Merger due to, among other things, the failure to obtain ROCC stockholder approval or ROCC’s inability to obtain the financing necessary to consummate the Merger;

•	the risk that the announcement and consummation of the proposed Merger disrupts Reservoir’s current plans;

•	the ability to recognize the anticipated benefits of the proposed Merger;

•	unexpected costs related to the proposed Merger;

•	the amount of any redemptions by existing holders of ROCC common stock being greater than expected;

•	limited liquidity and trading of ROCC’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that ROCC and/or Reservoir may be adversely affected by other economic, business, and/or competitive factors;

•	operational risk;

•	risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations; and

•	the risks that the consummation of the proposed Merger is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of ROCC and Reservoir prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the proposed Merger or other matters addressed in this Current Report on Form 8-K and attributable to ROCC, Reservoir or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Current Report on Form 8-K. Except to the extent required by applicable law or regulation, ROCC and Reservoir undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of Current Report on Form 8-K to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measure and Related Information

This Current Report on Form 8-K references EBITDA, Adjusted EBITDA and EBITDA margin, which are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures do not have a standardized meaning, and the definition of EBITDA used by Reservoir may be different from other, similarly named non-GAAP measures used by others. In addition, such financial information is unaudited and does not conform to SEC Regulation S-X and as a result such information may be presented differently in future filings by Reservoir with the SEC.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 14, 2021, by and among Roth CH Acquisition II Co., Roth CH II Merger Sub Corp. and Reservoir Holdings, Inc.
10.1	Acquiror Support Agreement, dated as of April 14, 2021, by and among Roth CH Acquisition II Co. and Reservoir Holdings, Inc. and founding stockholders of Roth CH Acquisition II Co.
10.2	Lockup Agreement, dated as of April 14, 2021, by and among Roth CH Aquisition II Co. and the Lockup Parties
10.3	Form of Subscription Agreement
10.4	Form of Registration Rights Agreement
10.5	Stockholders Agreement, dated as of April 14, 2021, by and among Roth CH Acquisition II Co., CHLM Sponsor-1 LLC and Reservoir Holdings, Inc.
10.6	Amended and Restated Registration Rights Agreement, dated as of April 14, 2021, by and among Roth CH Acquisition II Co., the ROCC Insiders and holders of Reservoir Holding, Inc. equity securities
10.7	Commitment Letters
99.1	Press Release, dated April 14, 2021
99.2	Transcript of audio webinar
99.3	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2021

ROTH CH ACQUISITION II CO.

By:	/s/ Byron Roth
Name:	Byron Roth
Title:	Chief Executive Officer